Contacts:
John McCarthy
Loral Space & Communications
(212) 338-5345

Anne Marie Laurendeau
PSP Investments
(514) 937 2772

LORAL AND PSP INVESTMENTS AGREE
TO ACQUIRE TELESAT CANADA

Loral Skynet and Telesat Will Combine To Create Premier
Global FSS Provider With US $4.9 Billion of Backlog

Total Value of Telesat Acquisition is US $2.96 Billion, Including Assumed Debt

NEW YORK and MONTREAL – December 18, 2006 – Loral Space & Communications Inc. (NASDAQ: LORL) today announced that it and its Canadian partner, the Public Sector Pension Investment Board (PSP Investments), have entered into a definitive agreement with BCE Inc. (TSX/NYSE: BCE) pursuant to which a joint venture company formed by PSP Investments and Loral will acquire 100 percent of the stock of Telesat Canada from BCE for approximately US $2.8 billion (CAD 3.25 billion), plus the assumption of US $148 million (CAD 172 million) of debt.

In connection with this transaction, Loral will transfer the fixed satellite services and network services assets of Loral Skynet to a new Canadian company, to be known as Telesat, based in Ottawa formed by Loral and PSP Investments. This new company will be one of the world’s largest operators of telecommunications satellites, with a combined fleet of eleven satellites and four additional satellites to be launched over the next three years. The new company will have combined trailing 12 months revenue for the period ended September 30, 2006 of approximately US $568 million (CAD 658 million) and US $4.9 billion (CAD 5.6 billion) of backlog, generating combined trailing 12 months Adjusted EBITDA for the period ended September 30, 2006 of approximately US $295 million (CAD 341 million).

The new company will feature a management team to be drawn from both Telesat and Loral Skynet and Daniel Goldberg will continue to serve as chief executive officer. Loral and PSP Investments will hold a 64 percent and 36 percent economic interest, respectively, in the new company. Consistent with Canadian law, Loral’s total voting equity will be 33.3 percent, with PSP Investments and other Canadian investors having 66.7 percent.

The combined Telesat-Loral Skynet company will offer its customers expanded satellite and terrestrial coverage, enhanced back-up advantages and an unparalleled level of customer service. Loral’s satellite fleet provides an array of video and data services primarily outside of North America, and complements Telesat’s North American fleet, which hosts strong video and data distribution services across North America, as well as Canada’s two premier direct-to-home video services.

The boards of directors of PSP Investments, Loral and BCE have each approved the transaction, which is subject to customary closing conditions, including approvals of the relevant Canadian and U.S. government authorities. The transaction is expected to close by mid-2007.

Michael B. Targoff, chief executive officer of Loral, said, “This transaction converts Loral’s ownership of its current FSS business into a 64 percent economic interest in a premier global provider of satellite services with a large, high-quality backlog, international scope and access to high growth markets. Loral looks forward to an exciting partnership with PSP Investments and wants to thank MHR Fund Management LLC, Loral’s largest shareholder, for its substantial assistance in bringing about this transaction.”

PSP Investments’ president and CEO Gordon J. Fyfe stated, “Telesat’s strong customer base and secure backlog are attractive for PSP Investments to acquire and hold, as they complement well PSP Investments’ long-term investment time horizon and unique liquidity. We have the resources for such transactions and are very pleased to be in a position to acquire this business with our partner Loral. PSP Investments also sees this joint venture as an attractive opportunity to further build Canadian technological presence in this industry and export it worldwide. We are extremely pleased to work with Loral and MHR and are enthusiastic about the expertise they bring.”

Mark H. Rachesky, MD, non-executive chairman of Loral and president of MHR, said, “We would like to express our appreciation to the entire Loral and PSP Investment teams for their hard work in effectuating this transaction. We believe this transaction will be very beneficial to Loral shareholders and MHR looks forward to continuing to build shareholder value at Loral.”

Loral and PSP Investments have received debt financing commitments for US $2.8 billion (CAD 3.2 billion) from a group of financial institutions led by Morgan Stanley and UBS. In addition, Loral and PSP Investments will provide the new Canadian holding company with cash equity. Based on the exchange rates used by Loral and PSP Investments in submitting their final proposal (US $1 equal to CAD 1.139), the amount contributed by Loral would be US $238 million (CAD 271 million) and the amount contributed by PSP Investments would be US $523 million (CAD 596 million), for a total of US $761 million (CAD 867 million).(1) The proceeds from the debt financing and cash equity at closing will be used by the new Canadian holding company to fund the purchase of Telesat stock and certain Telesat liabilities, plus fees and expenses; in addition, with these proceeds, Loral Skynet intends to retire its outstanding 14 percent senior secured notes and 12 percent Series A non-convertible preferred stock. Upon closing, the new company will have access to US $300 million (CAD 347 million) from two lines of credit in order to fund capital expenditures and provide additional liquidity.

Morgan Stanley & Co. and UBS Securities acted as financial advisors to Loral Space & Communications. Additionally, Evercore Partners acted as financial advisor to PSP Investments in connection with the transaction.

US$ to CAD conversions are based on the exchange rate at close of business on Friday, December 15th (US $1 equals CAD 1.157).

Conference Call
On Monday, December 18, Loral will hold a conference call and simultaneous webcast, to be hosted by Loral’s chief executive officer Michael B. Targoff, to discuss the transaction with investors.

The call will begin at 11:00 am EST on December 18. Participants should dial 913-981-4903 approximately 10 minutes before the call’s start. Access to the webcast will be available on Loral’s web site at www.loral.com.

A replay of the conference call will be available beginning at approximately 2:00 pm EST on December 18 by dialing 719-457-0820, passcode 7757584. The telephone replay will be available for one week. An archive of the webcast may be accessed on Loral’s web site for 30 days, beginning approximately one hour after the call ends.

About Telesat Canada
Headquartered in Ottawa, Telesat Canada is one of the early pioneers in satellite communications and systems management. Created in 1969, Telesat made history with the launch of Anik A1 in 1972 - the world’s first domestic communications satellite in geostationary orbit, operated by a commercial company. Telesat operates a fleet of satellites for the provision of broadcast distribution and telecommunications services, and is a highly respected consultant and partner in satellite ventures around the world. Telesat has offices throughout Canada, in the United States and in Brazil.

About PSP Investments
The Public Sector Pension Investment Board is a Canadian crown corporation established by Parliament by the Public Sector Pension Investment Board Act (September 1999). The mandate of PSP Investments is to manage employer and employee contributions made after April 1, 2000 to the federal Public Service, the Canadian Forces and the Royal Canadian Mounted Police pension funds. PSP has approximately CAD $30 billion under management. The head office of PSP Investments is located In Ottawa. Its principal business office is Montreal.

About Loral and Loral Skynet
A pioneer in the satellite industry, Loral Skynet delivers the superior service quality and range of satellite and global network service solutions that have made it an industry leader for more than 40 years. Through the broad coverage of the Telstar satellite fleet, in combination with its global fiber network infrastructure, Loral Skynet meets the needs of companies around the world for broadcast and data network services, Internet access, IP and systems integration.

In addition to its Loral Skynet satellite services subsidiary, Loral is a world-class leader in the design and manufacture of satellites and satellite systems for commercial and government applications through its Space Systems/Loral subsidiary.

About MHR Fund Management LLC
MHR Fund Management LLC is the investment manager of private investment funds with approximately $4 billion in assets, focusing on inefficient markets. MHR seeks to build shareholder value in its portfolio companies, often taking board seats and working closely with management.

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(1) Based on the exchange rate as of Friday, December 15, 2006, US $1 equals CAD 1.157, Loral and PSP Investments would provide the new Canadian holding company with cash equity in the amount of US $720 million (CAD 833 million) consisting of approximately US $211 million (CAD 244 million) from Loral and US $509 million (CAD 589 million) from PSP.

Note: Telesat and Loral Skynet define Adjusted EBITDA differently.  The applicable definitions are set forth in their respective SEC filings. Loral believes that these measures of EBITDA are substantially equivalent, and does not believe that these definitional differences result in any material differences in actual reported Adjusted EBITDA for the period in question.

Telesat’s definition of Adjusted EBITDA is contained in its Form F-1, filed on September 18, 2006, as most recently amended on December 1, 2006. Loral’s definition of Adjusted EBITDA is contained in our Quarterly Report on Form 10-Q for the period ended September 30, 2006.

As used in this press release, backlog or contractual backlog means expected future revenue (without discounting to present value) under contractual service agreements, including deferred revenue that we will recognize in the future in respect of cash already received. The significant majority of this contractual backlog is in respect of service or other agreements for transponder satellite capacity. These agreements may extend to the end of the life of the satellite.
Contractual backlog is attributable to both satellites currently in orbit and to those planned for future launch.

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, Loral Space & Communications Inc. or its representatives have made or may make forward-looking statements, orally or in writing, which may be included in, but are not limited to, various filings made from time to time with the Securities and Exchange Commission, press releases or oral statements made with the approval of an authorized executive officer of the company. Actual results could differ materially from those projected or suggested in any forward-looking statements as a result of a wide variety of factors and conditions. Many of these factors and conditions are also described in the section of the annual report on Form 10-K for the fiscal year ended December 31, 2004 of Loral Space & Communications Ltd. (the predecessor registrant to the company) (“Ltd.”), entitled “Commitments and Contingencies,” and the company’s and Ltd.’s other filings with the Securities and Exchange Commission. The reader is specifically referred to these documents.